NON-COMPETITION AND CONSULTING AGREEMENT

THIS NON-COMPETITION AND CONSULTING AGREEMENT (the “Agreement”) is made as of the sixth day of April, 2011, between Berkshire Hills Bancorp, Inc. (“BHLB”), a Delaware corporation, Berkshire Bank (“Berkshire Bank”), a wholly owned subsidiary of BHLB, and J. Williar Dunlaevy (“Consultant”).

           WHEREAS, Legacy Bancorp, Inc. (“Legacy”) is a Delaware corporation, and is the holding company for Legacy Banks;

           WHEREAS, BHLB and Legacy entered into an Agreement and Plan of Merger dated December 21, 2010 (“Merger Agreement”), wherein Legacy will merge with and into BHLB (the “Effective Time”);

           WHEREAS, Consultant is the Chairman and Chief Executive Officer of Legacy and Chairman of Legacy Banks;

           WHEREAS, Consultant’s executive positions will be terminated as of the Effective Time and such termination will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code”);

           WHEREAS, BHLB and Berkshire Bank desire to assure itself of the continued availability of the Consultant’s services as provided in this Agreement;

           WHEREAS, the Consultant is willing to serve BHLB and Berkshire Bank on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, BHLB, Berkshire Bank and the Consultant agree as follows:

1.
Consultant Relationship.  BHLB and Berkshire Bank hereby engage Consultant and Consultant hereby agrees to serve BHLB and Berkshire Bank, under the terms and conditions set forth in this Agreement.  Consultant hereby acknowledges and recognizes that at all times he will be classified as an independent contractor.

2 .
Duties of Consultant.  Consultant shall provide consulting services as a liaison for BHLB and Berkshire Bank to the Legacy Savings Bank Foundation (“Foundation”) and, in that capacity, take such actions as may reasonably be requested by BHLB and Berkshire Bank with respect to the Foundation.  Consultant be available to provide services for an amount of time not to exceed ten (10) hours per week, and such services may be rendered by telephonic or electronic means.

3.
Term of Agreement.  This Agreement shall commence on the Effective Time and the consulting duties provided in Sections 1 and 2 of this Agreement shall expire twelve (12) months later (“Consulting Term”); however, the non-competition and non-solicitation provisions in Section 6 of this Agreement shall expire twenty-four (24) months following the Effective Time (“Non-Compete Term”).

4.
Compensation.  Berkshire Bank shall pay Consultant $400,000 (“Consideration”) for his services as a Consultant under this Agreement and for Consultant’s agreement not to compete under Section 6 hereof, with $150,000 payable by lump sum at the Effective Time and $250,000 payable in monthly installments over the twelve (12) month Consulting Term, pursuant to Berkshire Bank’s customary practices for non-employee service providers.

5.
Unauthorized Disclosure.  During the Consulting Term, or at any later time, the Consultant shall not, without the written consent of the President and Chief Executive Officer of BHLB  or a person authorized thereby, knowingly disclose to any person, other than an employee of BHLB and Berkshire Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Consultant of his duties, any material confidential information obtained by him while performing services for BHLB and Berkshire Bank with respect to any of BHLB  and Berkshire Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to BHLB  and Berkshire Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by BHLB  and Berkshire Bank or any information that must be disclosed as required by law.

6.	Covenant Not to Compete.

(a)
Consultant hereby acknowledges and recognizes the highly competitive nature of the business of BHLB and Berkshire Bank and, accordingly, agrees that during the Non-Compete Term, Consultant shall not, except as otherwise permitted in writing by BHLB  and Berkshire Bank:

(i)         solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of BHLB  and Berkshire Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of BHLB  and Berkshire Bank, or any of their direct or indirect subsidiaries or affiliates, and has offices within within a sixty (60) mile radius of the Employers’ principal business office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors (“Competitor”);

(ii)        serve as a consultant, director, independent contractor, employee of, or provide financial or other assistance to, any Competitor; or

(iii)       directly or indirectly solicit persons or entities who were customers, clients, or referral sources of BHLB  and Berkshire Bank, or their subsidiaries to become a customer, client, or referral source of any Competitor.

(b)
If Consultant violates any provision of contained in Section 6 of this Agreement, the Consultant acknowledges and agrees that BHLB  and Berkshire Bank will be entitled to seek an injunction restraining Consultant from competing or disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of BHLB and Berkshire Bank and to recover any provable damages.  Nothing herein will be construed as prohibiting BHLB and Berkshire Bank from pursuing any other remedies available to BHLB and Berkshire Bank for such breach or threatened breach, including the recovery of damages from Consultant.

(c)
It is expressly understood and agreed that, although Consultant and BHLB  and Berkshire Bank consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for BHLB  and Berkshire Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(d)	The provisions of this Section 6 shall survive the termination of the Consulting Agreement, regardless of the reason for termination.

7.
Work Made for Hire. Any work performed by the Consultant under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of BHLB  and Berkshire Bank and their subsidiaries and affiliates.  In the event it should be established that such work does not qualify as a Work Made for Hire, Consultant agrees to and does hereby assign to BHLB  and Berkshire Bank and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

8.
Return of Company Property and Documents.  Consultant agrees that, at the time of termination of this Agreement, regardless of the reason for termination, he will deliver to BHLB  and Berkshire Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Consultant during the course of this Agreement.

9.
Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of BHLB and Berkshire Bank, in the case of notices to BHLB  and Berkshire Bank.

10.
Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and the President and Chief Executive Officer of BHLB.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.	Assignment. This Agreement shall not be assignable by any party, except by BHLB and Berkshire Bank to any successor in interest to their respective businesses.

12.
Entire Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s consulting services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

13.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.
Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles.

15.
Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

BERKSHIRE BANK

By:	/s/Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

CONSULTANT

By:	/s/ J. Williar Dunlaevy
J. Williar Dunlaevy